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EXHIBIT 99.2

FLEMING OFFERS $150 MILLION OF SENIOR SUBORDINATED NOTES; TRANSACTION IS FIRST SIGNIFICANT HIGH-YIELD ISSUE FOLLOWING SEPTEMBER 11 TRAGEDY

               Business Editors

               DALLAS--(BUSINESS WIRE)--Oct. 5, 2001--Fleming Companies, Inc. (NYSE:FLM) announced today that it has agreed to sell $150 million principal amount of 10-5/8% Senior Subordinated Notes through a private placement. The notes will be sold as an add-on to the company's existing $250 million Senior Subordinated Notes due 2007. Fleming expects to close the transaction on or about October 15, 2001.

               The net proceeds from this private placement, which will total approximately $146 million prior to transaction fees and expenses, will be used to repay amounts outstanding under the company's revolving credit facility. "This transaction is significant in a number of ways," said Neal J. Rider, executive vice president and chief financial officer. "It demonstrates that even in challenging economic times, the American capital markets system is vibrant and supportive of select credit issues. Additionally, the transaction increases the company's capacity to pursue growth through new customers and select acquisitions."

               The notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes will not be registered under the Securities Act of 1933, as amended, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

               Fleming is the industry leader in distribution and has a growing presence in value retailing. Fleming's primary business is buying and selling merchandise. The company serves approximately 3,000 supermarkets, 6,800 convenience stores and more than 2,000 supercenters, discount, limited assortment, drug, specialty, and other businesses across the country. To learn more about Fleming, visit our Web site at www.fleming.com.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. For a description of important factors that could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents Fleming files from time to time with the Securities and Exchange Commission. Fleming is under no obligation to update or alter its forward-looking statements.

               --30--ak/da*

               CONTACT:      Fleming
                             Media:
                             Shane Boyd, 972/906-8824
                             or
                             Randy Hatcher, 972/906-8823
                             or
                             Investors-Equity:
                             Meredith Anderson, 972/906-8592
                             or
                             Investors-Debt:
                             Matt Hildreth, 972/906-8126

          KEYWORD:           TEXAS

          INDUSTRY KEYWORD:  RETAIL SUPERMARKETS

          SOURCE:            Fleming